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                                    FORM 8-K

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                 CURRENT REPORT
                      PURSUANT TO SECTION 13 OR 15(d) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT MAY 27, 1997



Commission File No. 0-209


                   BASSETT FURNITURE INDUSTRIES, INCORPORATED
             (Exact name of Registrant as specified in its charter)


         Virginia                                          54-0135270
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(State or other jurisdiction                         (l.R.S. Employer
of incorporation or organization)                     Identification No.)


                            Bassett, Virginia 24055
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                    (Address of principal executive offices)
                                   (Zip Code)


                                 (540) 629-6000
              (Registrant's telephone number, including area code)
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ITEM 5. OTHER EVENTS

                 On May 21, 1997, Bassett Furniture Industries, Inc., in accordance with its recently announced strategy to focus on its core business marketed under the Bassett brand name, announced a series of moves to restructure its manufacturing operations. As a result, the Company is exiting certain markets by closing its promotional Impact Furniture Division and by eliminating the upper-end National/Mt. Airy Division. The Company will restructure its manufacturing by closing the Company's W. M. Bassett manufacturing facility in Martinsville, Va., and moving that plant's production to the Company's Mt. Airy, N.C. facility as well as several plants in Bassett, Va. As a result of these strategic changes, the Company will incur a $30.5 million pre-tax charge of which $22.4 million will occur in the second quarter and $8.1 million over the remainder of the year. The total after-tax charge to be taken in fiscal 1997 is $18.9 million, or $1.45 per share.

                 Robert H. Spilman, Jr., President and COO, said these changes follow an extensive analysis of the Company's lines of business and the strategic direction of the Company. "Bassett is going to focus on its core Bassett line in order to improve our market share in residential home furnishings. Further, we will be able to utilize our manufacturing capacity better by retaining one of our best facilities, the Mt. Airy plant, to produce our core line and eliminate one of our older, less efficient plants," Spilman said. "From a community standpoint, we will be able to offer all of our hourly
W. M. Bassett employees positions at our other Bassett-area plants," he added.

                 The decision to close Impact Furniture is a result of the promotional market moving more towards wood product, especially imported products, and away from the non-wood product. This promotional segment is also highly competitive and Impact has not been a market share leader in this segment in recent years.

                 Similarly, the National/Mt. Airy product line was reviewed and it was decided to eliminate the Division while retaining and integrating one product into the Bassett line. The move will enable the Company to shift production of key Bassett products to an excellent facility and improve production efficiency.

                 These changes are expected to reduce annualized sales approximately 10 percent but are expected to significantly improve operating earnings.

                                   SIGNATURES

                 Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   BASSETT FURNITURE INDUSTRIES, INCORPORATED

                                   BY
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                                   Philip E. Booker
                                   Vice President and Controller



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